Exhibit 12.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

December 10, 2018

XY – The Persistent Company

1133 Columbia Street #205

San Diego, CA 92101

Ladies and Gentlemen:

We have acted as counsel to XY – The Persistent Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Section 3(b) of the Securities Act of 1933, as amended (the “Act”), including the rules promulgated thereunder. The Offering Statement covers 7,397,697 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of subscription agreement (the “Subscription Agreement”) and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, electronic, conformed or photostatic copies and the authenticity of the originals of such documents. In connection with this opinion, we have also assumed that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

On the basis of such examination, we are of the opinion that, when issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto with the Commission. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Stradling, Yocca, Carlson & Rauth, P.C.

STRADLING, YOCCA, CARLSON & RAUTH, P.C.